  Exhibit 99.1

RumbleOn, Inc. Announces Pricing of $30 Million
Convertible Notes and $9.5 Million Common Stock Private Offerings

DALLAS, TX, May 10, 2019 (GLOBE NEWSWIRE) – RumbleOn, Inc. (NASDAQ: RMBL) today announced the pricing of $30 million aggregate principal amount of 6.75% convertible senior notes due 2024 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). In addition, RumbleOn today announced the pricing of a private placement, pursuant to Regulation D under the Act, of 1,900,000 shares of its Class B Common Stock (the “Class B Common Stock”) at a price of $5.00 per share. The offerings are expected to close on May 14, 2019, subject to customary closing conditions, and are expected to result in aggregate net proceeds of approximately $36.4 million, after deducting the initial purchaser’s discounts and commissions, placement agent fees and estimated offering expenses. Neither offering is contingent upon the closing of the other offering.

The notes will be senior unsecured obligations of RumbleOn, and interest of 6.75% per year will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2019. The notes will mature on May 1, 2024 unless repurchased, redeemed or converted in accordance with their terms prior to such date.

RumbleOn expects to use approximately $11.1 million of the net proceeds from the offerings to refinance certain outstanding restrictive indebtedness and the remainder for other general corporate purposes, which may include increased spending on marketing and advertising, and expenditures necessary to grow the business. Pending these uses, RumbleOn may invest the net proceeds in short-term interest-bearing investment grade instruments.

The initial conversion rate for the notes is 173.9130 shares of Class B Common Stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $5.75 per share of Class B Common Stock). The initial conversion price of the notes represents a premium of 15% to the $5.00 per share sales price in the Class B Common Stock private placement. Prior to the close of business on the business day immediately preceding November 1, 2023, the notes will be convertible at the option of the noteholders only upon the satisfaction of specified conditions and during certain periods. Thereafter until the close of business on the business day preceding the maturity date, the notes will be convertible at the option of the noteholders at any time regardless of these conditions. Conversions of the notes will be settled in cash, shares of Class B Common Stock or a combination thereof, at RumbleOn’s election, as well as, under certain circumstances, a make-whole premium payable in cash or Class B Common Stock.

RumbleOn may not redeem the notes prior to May 6, 2022. RumbleOn may redeem all or any portion of the notes, at its option, for cash on or after May 6, 2022 if the last reported sale price of the Class B Common Stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately before the date on which RumbleOn provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately before the date on which RumbleOn provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Upon the occurrence of certain events that constitute a fundamental change under the indenture governing the notes, holders of the notes will have the right to require RumbleOn to repurchase all or a portion of their notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding the repurchase date. Under certain circumstances, RumbleOn will also be required to increase the conversion rate for holders who convert their notes in connection with certain events, including any fundamental change, occurring prior to the maturity date or in connection with RumbleOn’s issuance of a notice of redemption.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.  The notes, the shares of Class B Common Stock issuable upon conversion of the notes, if any, and the shares of Class B Common Stock to be sold in the concurrent common stock offering have not been, and will not be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. We have granted certain registration rights to the holders of the securities sold in these offerings.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Act and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether RumbleOn will be able to consummate the offering of notes and the Class B Common Stock, the satisfaction of customary closing conditions with respect to the offerings, and the anticipated use of net proceeds of the offerings which could change as a result of market conditions or for other reasons. Forward-looking statements may be identified by the use of the words “may,” “will,” “expect,” “intend,” and other similar expressions. These forward-looking statements are based on estimates and assumptions by RumbleOn’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks. Actual results may differ materially from those anticipated or predicted by RumbleOn’s forward-looking statements. All forward-looking statements are subject to other risks detailed in RumbleOn’s Annual Report on Form 10-K for the year ended December 31, 2018 and the risks discussed in RumbleOn’s other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and RumbleOn undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by applicable law.

Investor Relations:

The Blueshirt Group
Whitney Kukulka
investors@rumbleon.com

Press Contact

RumbleOn
Martin McBride
Martin@rumbleon.com
Source: RumbleOn, Inc.